Exhibit 10.31

Summary of Compensation Arrangements for
Named Executive Officers and Directors

Compensation Arrangements for Named Executive Officers

Following is a description of the compensation arrangements that have been approved by the Compensation Committee of the Board of Directors of Medtronic, Inc. (the “Compensation Committee”) for the Company’s Chief Executive Officer, Chief Financial Officer and the other three most highly compensated executive officers in fiscal year 2007 (the “Named Executive Officers”).

Annual Base Salary:

The Compensation Committee approved the following base salaries, effective April 28, 2007, for four of the Named Executive Officers:

Gary L. Ellis	$600,000
Senior Vice President and Chief Financial Officer
William A. Hawkins	$806,000
President & Chief Operating Officer
Michael F. DeMane	$557,000
Senior Vice President
Stephen H. Mahle	$620,000
Executive Vice President & President, Cardiac Rhythm Disease Management

Because the base salary approved by the Compensation Committee for Medtronic’s Chairman and Chief Executive Officer, Arthur D. Collins, Jr., effective April 29, 2006 in the amount of $1,275,000 was determined for the period through the 2007 Annual Meeting rather than through fiscal year 2007, no new base salary was approved for fiscal year 2008.

Performance Bonus:

The Compensation Committee has approved the following bonus payments for performance in fiscal year 2007:

Arthur D. Collins, Jr.	$1,020,000
Gary L. Ellis	$295,313
William A. Hawkins	$490,963
Michael F. DeMane	$529,470
Stephen H. Mahle	$219,793

A description of the performance goals for fiscal year 2007, which were previously approved by the Compensation Committee, is included in a Current Report on Form 8-K filed with the Securities and Exchange Commission on June 22, 2006 and is incorporated herein by reference.

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Stock Option and Restricted Stock/Restricted Stock Units:

On October 18, 2006, the Compensation Committee approved the following stock options and performance based restricted stock/restricted stock unit grants under the Company’s 2003 Long-Term Incentive Plan. The stock options were granted on October 30, 2006 at an exercise price of $48.70, which was the fair market value of the Company’s Common Stock on the date of grant and vest annually in 25% increments. The restricted stock/restricted stock unit grants will cliff vest in October 2009 (or, in the event of death, disability or retirement, they vest on a pro-rata basis) provided a minimum performance threshold is achieved.

Arthur D. Collins, Jr.	51,335 Restricted Stock	184,805 stock options
Gary L. Ellis	11,294 Restricted Stock	41,068 stock options
William A. Hawkins	18,481 Restricted Stock	67,762 stock options
Michael F. DeMane	12,321 Restricted Stock Units	45,175 stock options
Stephen H. Mahle	15,401 Restricted Stock	55,442 stock options

In addition to the above-mentioned grants, in fiscal year 2007 the Compensation Committee approved additional grants of restricted stock units to Messrs. Hawkins and DeMane with a grant date of May 15, 2006 and to Mr. Ellis with a grant date of July 31, 2006 as outlined below:

Gary L. Ellis	19,795 Restricted Stock Units
William A. Hawkins	40,775 Restricted Stock Units
Michael F. DeMane	40,775 Restricted Stock Units

The restricted stock units granted to Mr. Ellis will cliff vest on the fourth anniversary of the date of grant and those granted to Messrs. Hawkins and DeMane will cliff vest on the third anniversary of the date of grant. All restricted stock units will vest on a pro-rata basis in the event of death, disability or retirement.

Long Term Incentive Plan Awards:

The Compensation Committee approved the following long-term incentive plan awards established for the three-year cycle ending in fiscal 2007. The amounts listed below include the value of both cash and stock. Half of the award is paid in Company common stock, with the other half paid in cash. The value of an award is determined at the end of the performance period based on Medtronic’s financial performance and the average fair market value per share for the last 20 trading days of the performance cycle.

Arthur D. Collins, Jr.	$1,407,129
Gary L. Ellis	$211,330
William A. Hawkins	$656,688
Michael F. DeMane	$326,503
Stephen H. Mahle	$412,794

Change in Compensation Arrangements for Non-Employee Directors

Non-employee director compensation consists of an annual retainer, an annual cash stipend for committee chairs and special committee members, an annual stock option grant and an annual grant of deferred stock units. In addition, all new non-employee directors receive an initial stock option grant and a pro-rated annual stock option grant based on the number of days remaining in the plan year. Medtronic’s non-employee director compensation plan is currently based on a September 1 through August 31 plan year. The Board of Directors has approved a change to its director compensation program so the plan period will correspond to Medtronic’s fiscal year, with a shortened plan year for the September 1, 2007 to April 25, 2008 period, along with an increase in retainers and stipends as described below.

The annual retainer for all non-employee directors for the shortened 2007-2008 plan year (September 1, 2007 through April 25, 2008) is $53,333, with an $80,000 retainer established for future periods based on Medtronic’s fiscal year. The Chairs of the Corporate Governance, Compensation and Technology and Quality Committees will receive a cash stipend of $6,667 for the shortened 2007-2008 plan

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year, with a $10,000 cash stipend for future periods. Similarly, the chair of the Audit Committee will receive a cash stipend of $10,000 for the shortened 2007-2008 plan year, with a $15,000 cash stipend for future periods. In addition, non-chair members of the Audit Committee will receive a cash stipend of $3,333 for the shortened 2007-2008 plan year, with a $5,000 cash stipend for future periods. Members of a Special Committee will continue to receive an additional annual fee of $10,000 for each Special Committee upon which they serve, paid at the end of each fiscal quarter ($2,500 per quarter), so long as the committee is convened. The annual retainer and annual cash stipend are reduced by 25% if a non-employee director does not attend at least 75% of the total meetings of the Board and Board committees on which such director served during the relevant plan year.

Each non-employee director also receives on the first day of each plan year an annual stock option grant for a number of shares of Medtronic common stock equal to the amount of the annual retainer (which is $53,333 for the shortened 2007-2008 plan year and $80,000 for future plan years) divided by the fair market value of a share of Medtronic common stock on the date of grant (which will also be the exercise price of the option).

On the last day of each plan year, each non-employee director is granted a number of deferred stock units (each representing the right to receive one share of Medtronic common stock) equal to the amount of the annual retainer earned divided by the average closing price of a share of Medtronic common stock for the last 20 trading days during the plan year. On the date he or she first becomes a director, each new non-employee director receives a one-time initial stock option grant for a number of shares of Medtronic common stock equal to two times amount of the annual retainer ($160,000 for all plan years since September 1, 2007) divided by the fair market value of a share of Medtronic common stock on the date of grant (which will also be the exercise price of such option) and a pro-rated annual stock option grant for a number of shares of Medtronic common stock equal to the amount of the annual retainer (pro-rated based on the number of days remaining in the plan year divided by 365 divided by the fair market value of a share of Medtronic common stock on the date of grant (which will also be the exercise price of such option).